Exhibit 99.1

ProPhase Labs Announces Financial Results for the Year Ended December 31, 2023 and Significant Progress in Its Strategic Initiatives

Nebula Genomics secures major international B2B deal – Additional significant B2B deals in final stages

Ahead of schedule, Pharmaloz Manufacturing accelerates capacity expansion – set for rapid revenue and profit growth

Completes full transition and right sized operation in Q4 from clinical lab to cutting edge genomics lab

Company to hold a conference call Friday March 15, 2024, at 11:00 AM ET

Garden City, NY – March 15, 2024 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH) (“ProPhase” or the “Company”), a next-generation biopharma, genomics, and diagnostics company, today reported its financial and operational results for the full-year ended December 31, 2023.

The end of 2023 marked a period of significant capacity expansion and growth for Pharmaloz Manufacturing Inc. (PMI) as well as a pivotal transformation for the Company, transitioning from a clinical laboratory framework to a leader in whole genome sequencing.

There is a significant shortage of lozenge manufacturing capacity in both the U.S. and globally. The Company is now in late-stage negotiations with four major lozenge brands. All are short manufacturing capacity and need a reliable FDA approved manufacturer. PMI recently acquired cutting-edge automation equipment and, with other operating efficiencies, is set to escalate plant capacity by over 50% immediately, raising annual production capability from below $10 million to over $15 million. The installation of a second lozenge production line and further automation in Q2 2024 are projected to approximately triple capacity entering Q3 to a $45 million potential run-rate (an increase from previous Company guidance of $30-35 million). Additional equipment set to arrive by Q4 2024 could increase annual production capabilities in the first half of 2025 to a range of $80-$100 million (also an increase from earlier guidance).

Regarding Nebula Genomics, given the positive reception at major genomics conferences during 2023 and demand for whole genome sequencing, management determined that the opportunity for its business was so significant that it shifted significant laboratory resources to whole genome sequencing and eliminated certain legacy clinical lab initiatives, including equipment and personnel. During this transformative phase to right size and focus the laboratory operations, ProPhase faced numerous one-time charges, including more than $2.4 million in startup costs. It also equipped Nebula Genomics with four platforms of state-of-the-art technology. With this significant repositioning completed, Nebula Genomics can now deliver low-cost, high-precision genomic diagnostics across North America and the global market.

Depending on market conditions, our ability to generate enhanced revenues, and other factors, the Company anticipates that there will be a significant sequential improvement in revenues and EBITDA going forward, driven by strategic advancements across its subsidiaries. Key recent developments include:

1.	Nebula Genomics has marked a milestone with the execution of an international revenue generating business-to-business (B2B) agreement with MenaDNA, Inc. This agreement presents the possibility for significant expansion of its global footprint and paves the way for prospective future revenue streams. Several additional and meaningful distribution arrangements, both domestically as well as internationally, are anticipated during the next few months, if not sooner, but cannot be assured.

2.	Our Pharmaloz Manufacturing subsidiary has significantly increased its production capabilities with the addition of new automation equipment and additional equipment to be installed in the coming months. With the recent acquisition of significant new customers, recent price increases and potential additional major deals on the near-term horizon, the Company is already experiencing a dramatic increase in both revenues and profits, which the Company expects to continue as the year progresses subject to market conditions and other factors.

3.	The BE-Smart Esophageal Cancer Test and the dietary supplement Equivir are both anticipated to be in commercialization in the coming months and may provide significant contributions to both the top and bottom line in the second half of 2024.

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Participants can register for the virtual conference call by navigating to:

https://www.renmarkfinancial.com/events/fourth-quarter-year-end-2023- results-virtual-conference-call-nasdaq-prph-2024-03-15-110000

Additional corporate highlights and recent positive developments, include the following:

1)	Nebula Genomics

	●	Analyzes greater than 99% of human DNA compared to typical ancestry tests that analyze less than 1%.
	●	Has a world-class, proprietary bioinformatics platform to provide deep genetic health information, rare genetic mutations plus ancestry at highly competitive prices.
	●	Data protected by world-class cyber security.
	●	Signed a major international business to business agreement with MenaDNA, a large, well-placed distribution company that will enable us to grow our presence globally.
	●	On the verge of signing another major long-term international agreement that, if signed, could represent an initial $10-$20 million in annual revenues. Additional significant agreements are also currently in the final negotiation stages.
	●	Acquired a second high-capacity whole genome sequencing machine and are currently creating an optimized automated workflow to ensure high throughput low fail genomic sequencing runs.
	●	The second high-capacity machine brings our total low pass (1X WGS) throughput potential to over 2 million specimens per year equating to $150-$200+ million in potential revenue capacity.
	●	Hired several key industry veterans and streamlined existing clinical laboratory personnel.
	●	Began offering genetic counseling to our direct consumer customers.

2)	Pharmaloz Manufacturing

	●	Generated revenues of just over $9 million in 2023. Due to better-than-expected efficiencies resulting from recently installed automation equipment, capacity estimates are increased from $30 million to now $45 million in revenues once the second lozenge line is installed entering Q3 2024. Capacity estimates are expected to increase from a range of $60-$80 million to $90-$100 million with estimated 20-25% pre-tax net profit margins once the third and fourth lozenge lines are installed in the first half of 2025.
	●	There is a significant shortage of lozenge manufacturing capacity in both the U.S. and globally. The Company is now in late-stage negotiations with four major lozenge brands. All are short manufacturing capacity and need a reliable FDA approved manufacturer.
	●	The Company estimates that to build a new manufacturing facility from scratch with the capacity that Pharmaloz will have next year might cost $100+ million and take 5+ years to complete with FDA approvals. And of course, this would not include customers.
	●	Recently announced the signing of two significant deals representing over $5 million in additional revenues per year. Manufacturing has already begun for the first of these deals. Both deals could expand significantly in the future.
	●	Engineering completed the design of phase 1 and phase 2 plans to take the plant from 1 lozenge line to a potential of up to 7 operational lines within the next four years and a potential of over $250 million in annual capacity.
	●	New liquid fill equipment ahead of schedule for delivery in Q2 allowing for new higher margin business lines.
	●	Existing customers accepted an average increase of 15.2% for production beginning in 2024.
	●	Passed the 3-year FDA audit with no citations.

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3)	BE-Smart Esophageal Cancer Test

	●	Completed additional samples which are currently being analyzed by Stat King, a division of Genesis Drug Discovery and Development, in order to further validate the 90%+ sensitivity and specificity of the BE-Smart Esophageal Cancer test.
	●	Commercialization discussions continue with multiple potential global partners.
	●	Company on track to commercialize BE-Smart in the second half of 2024.
	●	Development on track with goal to receive Current Procedural Terminology (“CPT”) codes in mid- 2024 for insurance reimbursement.
	●	Working in collaboration with CDx Diagnostics to analyze multiple samples from individual patients in order to continue to perfect the multistage prediction algorithm.
	●	Working in conjunction with multiple groups to fully develop the ‘advanced traffic light’ approach of green, yellow, orange, and red to assess distinct levels of cancer risk, leading to optimized treatment approaches. This approach may lead to insurance companies mandating the use of the BE-Smart test for endoscopies performed on Barrett’s Esophagus patients.
	●	On track to assess RNA Seq data confirming the presence of the 8 major proteins discovered by the BE-Smart cancer test that are patent protected. Also, in the process of confirming the lack of meaningful expression of other proteins currently used as the gold standard. Ultimately, this will further support BE-Smart’s potential advantage vs. all existing competing technologies.

4)	Equivir

	●	Completed enrollment of over 329 patients with last patient starting at the beginning of the 2024.
	●	Released impressive interim results from 152 patients at the 90-day mark.
	●	Out of the total number of upper respiratory incidents, 68% were in the placebo group vs only 32% in the Equivir group.
	●	Initial data was better than initially expected with the full data set anticipated to be available by the end of June 2024.
	●	Pharmaloz is planning to ramp up production of the Equivir capsules with a second half 2024 launch timeframe.
	●	Currently working with our distribution partner to leverage distribution in over 40,000 food, drug and mass retail stores.

5)	Other financial highlights

	●	Q4 2023 secured a low interest rate mortgage on the Pharmaloz plant.
Subsequent to year-end 2023:
	●	Realized over $3.6 million on the partial sale of an investment.
	●	Raised over $2.5 million by securitizing a small portion of outstanding receivables.
	●	Increased monthly accounts receivable collections with current collection partner.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “In Q4, ProPhase Labs made a strategic pivot, transitioning from a clinical lab to a cutting-edge whole genome sequencing (WGS) lab, marking a significant turning point in our journey. This shift, while costly, has positioned us on a trajectory for exponential growth. We divested our clinical lab equipment to upscale our WGS capabilities, believing we now possess the nation’s most advanced WGS technology. This move not only sets us apart in a competitive landscape marked by operational and security challenges but also aligns with our vision to meet the burgeoning global demand for our services. This transition is already paying dividends with a significant B2B agreement in place and more anticipated to follow in the coming weeks and months. Furthermore, over the last six years, Nebula Genomics has compiled extensive whole genome data from 120+ countries, revealing a hidden and valuable asset that we are eager to update shareholders further in the coming weeks. This underscores our commitment to innovation and our potential to transform global health insights while continuing to build significant underlying value in our Company.

Pharmaloz, once an undeveloped asset, has emerged as a powerhouse in the lozenge industry, driven by unprecedented demand. Our collaboration with a top engineering firm has enabled a scalable expansion plan, increasing our production capacity significantly without the need for additional labor. This strategic growth, coupled with cutting-edge automation, is set to redefine Pharmaloz’s market position, offering substantial value to our stakeholders, high margin revenue and opening avenues for several strategic opportunities.

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ProPhase Biopharma has seen remarkable progress, particularly with the BE-Smart technology, which stands to revolutionize gastrointestinal diagnostics and treatment if successful. Our advancements in this area underscore our commitment to innovation and patient care.

The promising interim results from Equivir’s trials highlight its potential to significantly impact respiratory health, with plans already underway for a widespread commercial launch. Our established retail network will play a crucial role in making Equivir accessible to a broad audience.

As we move forward, our focus remains on driving value across all subsidiaries, with a clear vision of realizing and maximizing shareholder value. The strategic initiatives and operational advancements in Q4 have laid a solid foundation for future growth. With the current capacity expansions and revenue acceleration at Pharmaloz Manufacturing, I believe that this subsidiary alone, later this year, may be worth more than the entire current market cap of the Company. In parallel, the value of Nebula Genomics should grow considerably in the coming quarters as our B2B initiatives take shape and potentially accelerate revenues in the coming quarters. Suffice it to say, the outlook for ProPhase Labs has never been more promising.”

Financial Results

December 31, 2023 compared with December 31, 2022

Net revenue for the year ended December 31, 2023, decreased $77.4 million, or 63.1%, to $45.2 million compared to $122.6 million for the year ended December 31, 2022. The decrease in net revenue was the result of a $83.5 million decrease from diagnostic services, and a $6.1 million increase from consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2022 period as a result of the highly contagious Omicron variant, which emerged in early 2022. Overall diagnostic testing volume decreased from approximately 1,000,000 tests for the year ended December 31, 2022, to approximately 480,000 tests for the year ended December 31, 2023, of which 29% were reimbursed by the HRSA uninsured program for the year ended December 31, 2022, and none were reimbursed from the HRSA uninsured program for the year ended December 31, 2023.

Cost of revenues for the year ended December 31, 2023 was $29.0 million, comprised of $11.8 million for diagnostic services and $17.2 million for consumer products. Cost of revenues for the year ended December 31, 2022 were $52.0 million comprised of $39.9 million for diagnostic services and $12.1 million for consumer products.

We realized a gross profit of $16.2 million for the year ended December 31, 2023, as compared to $70.7 million for the year ended December 31, 2022. The decrease of $54.4 million was comprised of a decrease of $55.4 million in diagnostic services, partially offset by an increase of $1.0 million in consumer products. For the year ended December 31, 2023 and 2022 we realized an overall gross margin of 35.9% and 57.6%, respectively. Gross margin for diagnostic services was 52.6% and 63.2% for the year ended December 31, 2023 and 2022, respectively. Gross margin for consumer products was 15.6% and 15.5% for the year ended December 31, 2023 and 2022, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic expenses for the year ended December 31, 2023 were $1.9 million as compared to $12.0 million of diagnostic expenses for the year ended December 31, 2022. The decrease in diagnostic expenses of $10.1 million was primarily due to was due to decreased COVID-19 testing volumes for the year ended December 31, 2023 compared to the year ended December 31, 2022 as a result of the Omicron variant, which emerged in early 2022.

General and administration expenses increased $0.1 million for the year ended December 31, 2023 to $34.5 million, as compared to $34.4 million for the year ended December 31, 2022. The increase in general and administration expenses for the year ended December 31, 2023 as compared to the year ended December 31, 2022 was was principally related to an increase in personnel expenses, marketing and professional fees associated with the Company’s strategic initiatives.

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Research and development costs for the year ended December 31, 2023 and 2022 were $1.4 million and $0.7 million, respectively. The increase in research and development costs for the year ended December 31, 2023 as compared to the year ended December 31, 2022 was principally due to increased activities at ProPhase BioPharma. These activities include product research and field testing.

As a result of the effects described above, net loss for the year ended December 31, 2023 was $16.8 million, or $(0.98) per share, as compared to a net income of $18.5 million, or $1.17 per share, for the year ended December 31, 2022. Diluted earnings per share for the years ended December 31, 2023 and 2022 were $(0.98) and $1.02, respectively.

Our aggregate cash, cash equivalents and restricted cash as of December 31, 2023, were $2.1 million as compared to $9.1 million at December 31, 2022. Our working capital was $26.7 million and $44.8 million as of December 31, 2023 and 2022, respectively. The decrease of $7.0 million in our cash, cash equivalents and restricted cash for the year ended December 31, 2023 was primarily due to (a) the proceeds from the sale of marketable debt securities of $3.8 million, (b) the proceeds from the maturities of marketable debt securities of $4.2 million, (c) the proceeds for issuance of notes payable and mortgage loan of $10.5 million, and (d) the proceeds from warrant exercise of $1.2 million, offset by (i) $11.3 million cash used in operating activities, (ii) the asset purchase of Stella of $2.9 million, (iii) repurchase of common shares for payment of statutory taxes due on cashless exercise of options for $5.4 million, (iv) repurchase of common shares for $0.6 million, (v) purchase marketable debt securities of $3.8 million, and (vi) capital expenditures of $3.2 million.

Webcast Details

Investors interested in participating in this live event will need to register using the link below. After the event, a replay will be available on The Company’s Investor website.

REGISTER HERE: https://www.renmarkfinancial.com/events/fourth-quarter-year-end-2023-results-virtual-conference-call-nasdaq-prph-2024-03-15-110000

About ProPhase Labs

ProPhase Labs Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our multi-billion-dollar potential.

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Forward Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our expectations regarding the future revenue growth potential of each of our subsidiaries, the expected timeline for commercializing our BE-Smart Esophageal Cancer Test, our ability to enter into new domestic and international long-term contracts for our Nebula Genomics business and the financial impact of any such contracts, the anticipated timing for the receipt of new equipment and installation of additional lozenge lines and their ability to increase capacity and revenue, our anticipated expenses, ability to obtain funding for our operations and the sufficiency of our cash resources, and the expected timeline for the launch of Equivir capsules. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

For more information, visit www.ProPhaseLabs.com.

ProPhase Media Relations and Institutional Investor Contact:
ProPhase Labs, Inc.
267-880-1111
investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:
Renmark Financial Communications
John Boidman
514-939-3989
Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

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PROPHASE LABS, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,609	$9,109
Restricted cash	540	—
Marketable securities, available for sale	3,127	8,328
Accounts receivable, net	36,313	37,054
Inventory, net	3,841	3,976
Prepaid expenses and other current assets	2,155	2,366
Total current assets	47,585	60,833

Property, plant and equipment, net	12,898	7,288
Prepaid expenses, net of current portion	832	121
Operating lease right-of-use asset, net	4,572	4,059
Intangible assets, net	12,333	8,475
Goodwill	5,231	5,709
Deferred tax asset	7,313	—
Other assets	1,163	1,163
TOTAL ASSETS	$91,927	$87,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,383	$5,905
Accrued diagnostic services	314	1,009
Accrued advertising and other allowances	24	99
Finance lease liabilities	1,840	—
Operating lease liabilities	953	301
Deferred revenue	2,382	2,499
Income tax payable	3,278	4,190
Other current liabilities	2,683	2,072
Total current liabilities	20,857	16,075

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PROPHASE LABS, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

Continued

(unaudited)

	December 31, 2023	December 31, 2022

Non-current liabilities:
Long-term debt, net of discount of $341	$2,924	$—
Unsecured convertible promissory notes, net	—	2,400
Unsecured promissory notes, net of discount of $266 and $0	7,334	—
Due to sellers (see Note 3)	2,000	—
Deferred revenue, net of current portion	1,100	1,059
Deferred tax liability, net	—	224
Finance lease liabilities, net of current portion	4,092	—
Operating lease liabilities, net of current portion	4,237	4,259
Total non-current liabilities	21,687	7,942
Total liabilities	42,544	24,017

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 18,045,029 and 16,210,776 shares outstanding, respectively	18	16
Additional paid-in capital	118,694	109,138
Retained earnings (accumulated deficit)	(5,029)	11,753
Treasury stock, at cost, 18,940,967 and 18,126,790 shares, respectively	(64,000)	(58,033)
Accumulated other comprehensive loss	(300)	757
Total stockholders’ equity	49,383	63,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,927	$87,648

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PROPHASE LABS, INC & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

OTHER COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

(unaudited)

	For the years ended
	December 31, 2023	December 31, 2022
Revenues, net	$45,236	$122,647
Cost of revenues	28,997	51,993
Gross profit	16,239	70,654

Operating expenses:
Diagnostic expenses	1,932	12,022
General and administration	34,502	34,385
Research and development	1,418	652
Total operating expenses	37,852	47,059
(Loss) income from operations	(21,613)	23,595

Interest income, net	78	153
Interest expense	(1,275)	(764)
Change in fair value of investment securities	—	(76)
Other income	10	—
(Loss) income from operations before income taxes	(22,800)	22,908
Income tax benefit (expense)	6,018	(4,445)
Loss (income) from operations after income taxes	$(16,782)	$18,463

Other comprehensive (loss) income:
Unrealized (loss) income on marketable securities	(1,057)	932
Total comprehensive (loss) income	$(17,839)	$19,395

Earnings (loss) per share:
Basic	$(0.98)	$1.17
Diluted	$(0.98)	$1.02

Weighted average common shares outstanding:
Basic	17,207	15,845
Diluted	17,207	18,651

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PROPHASE LABS, INC & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the years ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net (loss) income	$(16,782)	$18,463
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized loss on marketable debt securities	(3)	354
Depreciation and amortization	6,277	4,718
Amortization of debt discount	132	4
Amortization on right-of-use assets	433	343
Gain on sales of assets	(23)	(127)
Stock-based compensation expense	3,536	3,986
Change in fair value of investment securities	—	(174)
Accounts receivable allowances	718	(761)
Inventory valuation reserve	—	(78)
Bad debt expense, direct write-offs	91	6,163
Changes in operating assets and liabilities:
Accounts receivable	(68)	(4,498)
Inventory	135	702
Prepaid expenses and other current assets	(376)	(617)
Deferred tax asset	(7,249)	—
Other assets	—	(555)
Accounts payable and accrued expenses	3,478	(1,121)
Accrued diagnostic services	(695)	(881)
Accrued advertising and other allowances	(75)	(5)
Deferred revenue	(76)	619
Deferred tax liability	(307)	(138)
Lease liabilities	(193)	(301)
Income taxes payable	(912)	2,878
Other liabilities	611	(423)
Net cash (used in) provided by operating activities	(11,348)	28,551

Cash flows from investing activities
Business acquisitions, escrow received	478	—
Business acquisitions, net of cash acquired	(2,904)	—
Issuance of secured promissory note receivable	—	—
Purchase of marketable securities	(3,819)	(6,777)
Proceeds from sales of marketable securities	3,817	1,047
Proceeds from maturities of marketable securities	4,168	7,120
Proceeds from dispositions of property and other assets, net	46	452
Proceeds from promissory note	—	—
Capital expenditures	(3,155)	(3,919)
Net cash used in investing activities	(1,369)	(2,077)

Cash flows from financing activities
Proceeds from issuance of note payable	10,524	—
Proceeds from exercise of warrants	1,200	—
Repayment of common stock for payment of statutory taxes on cashless exercise of stock options	(5,379)	(7,474)
Repayment of note payable	—	(7,044)
Repurchases of common shares	(588)	(2,152)
Payment of dividends	—	(9,353)
Net cash provided by (used in) financing activities	5,757	(26,023)

(Decrease) increase in cash, cash equivalents and restricted cash	(6,960)	451
Cash, cash equivalents and restricted cash, at the beginning of the year	9,109	8,658
Cash, cash equivalents and restricted cash, at the end of the year	$2,149	$9,109

Supplemental disclosures:
Cash paid for income taxes	$3,000	$1,696
Interest payment on the promissory notes	$932	$763

Supplemental disclosure of non-cash investing and financing activities:
Stock-based compensation included in the prepaid expense	$1,024	$—
Issuance of common shares for debt conversion	$2,400	$600
Net unrealized loss, investments in marketable securities	$1,520	$1,294
Assets obtained in exchange for new finance lease obligations	$5,809	$—
Issuance of warrants with unsecured promissory note	$398	$—
Common stock issued in asset acquisition	$1,000	$—

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Non-GAAP Financial Measure and Reconciliation

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

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The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the years ended
(unaudited)	December 31, 2023	December 31, 2022
GAAP net income (1)	$(16,782)	$18,463
Interest, net	1,197	611
Income Tax Expense (Benefit)	(6,018)	4,445
Depreciation and amortization	6,277	4,718
EBITDA	(15,326)	28,237
Share-based compensation expense	4,560	3,986
Non-cash rent expense (2)	117	236
Bad debt expense	91	6,163
Adjusted EBITDA	$(10,558)	$38,622

(1)	We believe that net income is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

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